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EXHIBIT 10.14

                        INDEPENDENT CONTRACTOR AGREEMENT

This Agreement between i3 Mobile, Inc., a corporation organized under the laws of Delaware, with offices at 181 Harbor Drive, Stamford CT 06902 ("i3 Mobile") and LKM Ventures, LLC. with offices at 6 Basswood Lane, Andover, MA 01810 ("Contractor") is made and effective as of this 11th day of November, 2001.

The parties agree as follows:

1. i3 Mobile hereby hires Contractor to perform services for i3 Mobile at a rate of $2,500 per diem. Contractor will take instruction from and report all progress to John A. Lack of i3 Mobile on a daily basis or in other agreed upon intervals. Contractor shall provide a minimum of one (1) day services per month over a six (6) month period commencing as of the date of this agreement. All days retained in excess of twelve (12) shall require the prior written consent of the Chairman of the Board. Contractor shall be responsible for all costs and expenses incurred in the performance of the work hereunder except as specifically accepted by i3 Mobile in writing, prior to Contractor incurring such costs and expenses, or except for travel expenses and other reasonable out-of-pocket expenses as accepted by i3 Mobile in this Agreement. Contractor shall keep accurate and complete time records and shall submit an invoice to i3 Mobile on a monthly basis. Such time records shall form the basis of the invoices and shall agree exactly with such invoices. i3 Mobile shall pay Contractor in accordance with standard i3 Mobile policy.

2. The parties acknowledge that the Contractor is acting as an independent contractor and is not an employee of i3 Mobile. Contractor shall receive no benefits from i3 Mobile and Contractor will, at all times hereunder, possess minimum workers compensation or other insurance required by applicable law, if any. Contractor further agrees to hold i3 Mobile harmless against any and all penalties, costs, fines, assessments, interest, and expenses (including reasonable attorneys fees) arising from claims that i3 Mobile did not properly withhold federal, state or local income, social security, unemployment and other taxes for Contractor.

3. To the extent permitted by law, all work performed by Contractor in connection with this Agreement including, without limitation, developed code, ideas and know-how, shall be deemed a work made for hire under applicable U.S. copyright statutes and regulations, and all copyrights, patents and other proprietary rights therein shall belong exclusively to i3 Mobile. To the extent that the work is not deemed a work made for hire, as permitted by law, Contractor agrees to assign all rights therein to i3 Mobile and Contractor shall execute all documents necessary to evidence such assignment. Contractor agrees that all papers, documents and writings and other work product produced in the course of this assignment shall be the sole property of i3 Mobile. i3 Mobile shall own all copyright, patent and other proprietary rights in and to such writings and work product. Possession of such documents shall be transferred to i3 Mobile at the termination of this agreement together with a written certification acknowledging that the content of the transferred writings represent Contractor's complete work product produced hereunder.

4. Contractor acknowledges that i3 Mobile may provide Contractor access to confidential and proprietary information that is deemed confidential and competitively sensitive to both i3 Mobile and its business partners in connection with this assignment. Confidential and proprietary information shall include, but not be limited to, the following: capital, marketing or business plans; privileged documents, budgets and strategies; customer/client lists and records; trade secrets; minutes; data; technical designs; drawings; specifications; techniques; test results; engineering reports; program code; research; documents; electronic transmissions; analyses; compilations and studies, or copies of extracts thereof, whether recorded or unrecorded (in


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whatever medium) possessed by i3 Mobile or its business partners or used in i3
Mobile's business ("Confidential Information"). Contractor agrees that all Confidential Information shall be received in strict confidence, and shall be used solely for purposes of performing the undertakings of this Agreement on i3 Mobile's behalf, and shall not be disclosed by Contractor to any third party except as required under the terms of this Agreement. Contractor recognizes that unauthorized disclosure of the Confidential Information may cause irreparable harm to i3 Mobile and agrees that i3 Mobile shall have the right to obtain injunctive relief to prevent such disclosure or the use of anything so disclosed. This provision shall survive the termination of this agreement.

5. Contractor warrants that all work performed and delivered hereunder will be original work product, will not infringe any patent, copyright or other proprietary right of any third party, and will be delivered in a timely and professional manner.

6. Contractor represents to i3 Mobile that it has full authority to enter into this Agreement and to perform the work required under Schedule A; that by entering into this Agreement, Contractor will not be violating the terms of any other contract or obligation.

7. Either party may terminate this Agreement on five (5) days notice. Fees and reasonable expenses incurred under this Agreement prior to notice of termination will be paid in full by no later than ten (10) days after the effective date of termination. This Agreement shall automatically terminate if Contractor becomes an employee of i3 Mobile.

8. This Agreement shall be construed in accordance with the laws of Connecticut.

IN WITNESS WHEREOF, the parties have executed this Independent Contractor Agreement as of the date first above written.

i3 Mobile, Inc.                               LKM Ventures, LLC



By:/s/ John A. Lack                           By:      /s/ Mathew Stover
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President and CEO                             President
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         Name and Title                                Name and Title